Pricing Term Sheet Dated September 11, 2013

Filed pursuant to Rule 433

Issuer Free Writing Prospectus supplementing the Preliminary Prospectus Supplement dated September 11, 2013 and the

Prospectus dated August 23, 2013

Registration Statement File No. 333-189802

K. Hovnanian Enterprises, Inc.

Offering of

$41,581,000 6.25% Senior Notes due 2016

guaranteed by

Hovnanian Enterprises, Inc.

(the “Senior Notes Offering”)

The information in this pricing term sheet should be read together with (i) the preliminary prospectus supplement, dated September 11, 2013, relating to the Senior Notes Offering (the “Preliminary Prospectus Supplement”), as filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and (ii) the related prospectus dated August 23, 2013, included in the Registration Statement (File No. 333-189802), in each case, including the documents incorporated by reference therein. Terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	K. Hovnanian Enterprises, Inc. (“K. Hovnanian”)

Security Description:	Senior Notes

Distribution:	SEC Registered

Face:	$41,581,000

Gross Proceeds:	$41,581,000

Net Proceeds to Issuer (Before Fees and Expenses):	$40,853,333

Coupon:	6.25%

Maturity:	January 15, 2016

Offering Price:	100.000% plus accrued interest from July 15, 2013.

Yield to Worst:	6.25%

Spread to Treasury:	563 basis points

Benchmark:	0.375% UST due January 15, 2016

Interest Payment Dates:	January 15 and July 15

Interest Payment Record Dates:	January 1 and July 1

Commencing:	January 1, 2014

Optional Redemption:	Make-whole call @ T+50 bps plus accrued and unpaid interest, if any

Change of Control:	Put at 101% of principal plus accrued and unpaid interest, if any

Pricing Date:	September 11, 2013

Settlement Date:	September 16, 2013 (T+3)

CUSIP:	442488AY8

ISIN:	US442488AY88

Minimum Allocation:	$2,000

Increments:	$1,000

Book-Runner:	Credit Suisse Securities (USA) LLC

Hovnanian and K. Hovnanian have filed a registration statement (including a prospectus and related preliminary prospectus supplement) with the SEC for the Senior Notes Offering. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents Hovnanian has filed with the SEC for more complete information about Hovnanian and K. Hovnanian and the Senior Notes Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the Preliminary Prospectus Supplement and the accompanying prospectus may be obtained from Credit Suisse Securities (USA) LLC Prospectus Department, One Madison Avenue, New York, NY 10010 or by calling 1-800-221-1037.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in such Preliminary Prospectus Supplement and the accompanying prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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